Exhibit 99.(k)(5)

FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

This Agreement, dated as of April [ ], 2025, between iDirect Private Credit Fund, L.P., a limited partnership organized under the laws of Delaware (such limited partnership and any successor entity, the “Acquiring Fund”), and [ ] a [ ] (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”).

WHEREAS, the Acquiring Fund is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;

WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the extent to which a registered investment company or business development company may invest in shares of another registered investment company or business development company;

WHEREAS, Rule 12d1-4 under the 1940 Act (“Rule 12d1-4”) generally permits a registered investment company or business development company to invest in shares of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and

WHEREAS, the Acquiring Fund, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1)(A), 12(d)(1)(C) and 60 in reliance on Rule 12d1-4 directly or through one or more wholly-owned subsidiaries.

NOW, THEREFORE, in accordance with Rule 12d1-4 and in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds hereby agree as follows:

1.	Representations and Obligations of the Acquired Fund

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1), the Acquired Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement applicable to the Acquired Fund;

(b)	promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement with respect to an investment by the Acquiring Fund;

(c)	provide, subject to applicable law, the Acquiring Fund and its investment adviser with information reasonably requested by the Acquiring Fund and its investment adviser to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund, provided that such fee and expense information shall be limited to information made publicly available by the Acquired Fund; and

(d)	cooperate in good faith with the Acquiring Fund so that the Acquired Fund does not issue a drawdown notice that, if funded by the Acquiring Fund, would cause the Acquiring Fund to acquire more than 25% of the outstanding voting securities of the Acquired Fund.

2.	Representations and Obligations of the Acquiring Fund

The Acquiring Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)	promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4;

(d)	represent and warrant to Acquired Fund that it operates, and will continue to operate, in compliance with the 1940 Act, and the SEC’s rules and regulations thereunder and that the Acquired Fund is entitled to rely on the representations contained in this Agreement and that the Acquired Fund has no independent duty to monitor the Acquiring Fund’s or its investment adviser’s or, if applicable, its subadviser’s compliance with this Agreement, the 1940 Act, or the SEC’s rules and regulations thereunder; and

(e)	in the event that, and for so long as, the Acquiring Fund owns, controls or holds the power to vote, directly or indirectly, shares of beneficial interest of the Acquired Fund (the “Shares”) that provide voting control to the Acquiring Fund of 5% or more of the “voting rights” of the Acquired Fund’s shareholders in the aggregate, the Acquiring Fund hereby irrevocably foregoes and waives any “voting rights” the Acquiring Fund has with respect to the Shares to the extent that such “voting rights” equal or exceed 5% of the “voting rights” of the Acquired Fund’s shareholders in the aggregate; provided, however, that in the event of such waiver, the Acquiring Fund shall maintain the “voting rights” the Acquiring Fund has with respect to the Shares to the extent that such “voting rights” are less than 5% of the “voting rights” of the Acquired Fund’s shareholders in the aggregate. For example, if the Acquiring Fund owns 501 out of 10,000 Shares, it would retain “voting rights” with respect to 499 of its Shares, and waive its “voting rights” with respect to 2 of its Shares. For purposes of this Agreement, “voting rights” shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term “voting security” under the 1940 Act by the SEC or its staff, but for the avoidance of doubt, matters that are presented to the Acquiring Fund in connection with voting and consent rights afforded to the shareholders that do not constitute “voting rights” under the 1940 Act, shall not be subject to the provisions of this paragraph.

3.	Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by Rule 12d1-4.

4.	Indemnification

(a)            The Acquiring Fund agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, or advisers.

(b)            The Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, or advisers.

(c)            Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

5.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Fund:	If to the Acquired Fund:

iDirect Private Credit Fund Attn: Nick Veronis 60 East 42nd Street, 26th Floor New York, NY 10165 Email: nick@icapital.com	[Name] Attn: [ ] [Address] [City, State, Zip] Email: [ ]

With a copy to:

Richard Horowitz, Esq.

Alexander C. Karampatsos, Esq.

Attn: Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Email: richard.horowitz@dechert.com

Alexander.Karampatsos@dechert.com

With a copy to: [Name] Attn: [ ] [Address] [City, State, Zip] Email: [ ]

6.	Termination and Governing Law

(a)            This Agreement will continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1) limits in reliance on the Rule 12d1-4 and, to the extent necessary to comply with Section 12(d)(1) of the 1940 Act and Rule 12d1-4, the Acquiring Fund shall be entitled to reduce the amount of any remaining unpaid capital commitment to the Acquired Fund pursuant to the Subscription Agreement between the Acquiring Fund and the Acquired Fund to $0.

(b)            This Agreement will be governed by laws of New York without regard to choice of law principles.

7.	Miscellaneous

(a)            This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)            Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)            No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing, delivered in the manner provided by Section 5 and signed by a duly authorized representative of each party.

(d)            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(e)            If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

(f)            This Agreement contains the entire agreement by and between the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings, agreements and representations, both oral and written, regarding the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

iDirect Private Credit Fund, L.P.

By:

Name:
Title:

[ ]

By:

Name:
Title:

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